Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Virtus Total Return Fund Inc. of our report dated January 21, 2022 relating to the financial statements and financial highlights, which appears in the Virtus Total Return Fund Inc. Annual Report on Form N-CSR for the year ended November 30, 2021. We also consent to the references to us under the headings “Financial Highlights”, “Experts”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

July 28, 2022